Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

OPTIONSXPRESS HOLDINGS, INC.

and

GAIN CAPITAL GROUP, LLC

dated as of

June 27, 2012

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	5.7.	Fees	15

6.	COVENANTS PRIOR TO CLOSING		15
	6.1.	Pre-Closing Access to Information; Confidentiality	15
	6.2.	Conduct of Business Pending the Closing	15
	6.3.	Commercially Reasonable Efforts; Cooperation	16
	6.4.	Intercompany Obligations	17
	6.5.	Notification	17

7.	ADDITIONAL COVENANTS		17
	7.1.	Employee Matters	17
	7.2.	Cooperation	19
	7.3.	Seller Name	19
	7.4.	Insurance	19
	7.5.	Further Assurances	20
	7.6.	Tax Matters	20
	7.7.	Actions with respect to Certain Contracts	24
	7.8.	Assignment of Certain Rights	24
	7.9.	Transfer of Hardware	24

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		24
	8.1.	Accuracy of Representations and Warranties; Performance of Obligations	24
	8.2.	Delivery of Documents	25
	8.3.	No Legal Prohibition	25
	8.4.	Regulatory Approvals	25

9.	CONDITIONS PRECEDENT TO SELLER’s OBLIGATIONS		25
	9.1.	Accuracy of Representations and Warranties; Performance of Obligations	25
	9.2.	Delivery of Purchase Price and Documents	25
	9.3.	No Legal Prohibition	26
	9.4.	Regulatory Approvals	26

10.	INDEMNIFICATION		26
	10.1.	Indemnification by Seller	26
	10.2.	Indemnification By Buyer	27
	10.3.	Procedures Relating to Indemnification Among Seller and Buyer	28
	10.4.	Procedures Relating to Indemnification for Third Party Claims	29
	10.5.	Insurance and Tax Effect	30
	10.6.	Exclusive Remedy	30

11.	CLOSING		30
	11.1.	Closing Date	30
	11.2.	Items to be Delivered by Seller	30
	11.3.	Items to be Delivered by Buyer	31

12.	TERMINATION		32
	12.1.	General	32

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	12.2.	Post-Termination Obligations	32
	12.3.	No Liabilities in Event of Termination	33

13.	MISCELLANEOUS		33
	13.1.	Publicity	33
	13.2.	Entire Agreement	33
	13.3.	Assignment	33
	13.4.	Governing Law	34
	13.5.	Consent to Jurisdiction; Waiver of Jury Trial	34
	13.6.	Amendment	34
	13.7.	Waiver	34
	13.8.	Notice	34
	13.9.	Expenses	36
	13.10.	Schedules	36
	13.11.	Interpretive Provisions	36
	13.12.	Conflicts and Privilege	37
	13.13.	Non-Recourse	38
	13.14.	Counterparts	38
	13.15.	Definitions	38

SCHEDULES AND EXHIBITS

Schedule 4.1	-	Due Organization and Power
Schedule 4.2	-	No Violation
Schedule 4.4	-	Capitalization
Schedule 4.6	-	Financial Statements
Schedule 4.7	-	No Undisclosed Material Liabilities
Schedule 4.8	-	Tax Matters
Schedule 4.9	-	Absence of Certain Changes
Schedule 4.10	-	No Litigation
Schedule 4.11	-	Laws and Orders
Schedule 4.12	-	Licenses and Permits
Schedule 4.14	-	Title to Assets; Liens
Schedule 4.15	-	Material Contracts
Schedule 4.16	-	Employee Benefit Plans
Schedule 4.17	-	Intellectual Property Rights
Schedule 4.18	-	Sufficiency of Assets
Schedule 6.2	-	Conduct of Business Pending the Closing
Schedule 6.4	-	Intercompany Obligations
Schedule 7.7	-	Actions with respect to Certain Contracts
Schedule 7.8	-	Assignment of Certain Rights
Schedule 7.9	-	Transfer of Hardware
Exhibit 8.4	-	Regulatory Approvals
Exhibit 13.11	-	Knowledge of Seller
Exhibit 13.15	-	Example of Calculation of Net Working Capital

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 27, 2012 by and between optionsXpress Holdings, Inc., a Delaware corporation (“Seller”), and GAIN Capital Group LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 13.15.

RECITALS

A. Seller owns all of the outstanding shares of capital stock of Paragon Futures Group, Inc., a Delaware corporation (the “Company”).

B. The Company owns all of the membership interests (the “Interests”) of Open E Cry, LLC, an Ohio limited liability company (the “Subsidiary”).

C. The Subsidiary is engaged in the Internet-based futures, options on futures, options, securities and/or foreign exchange brokerage business (the “Business”).

D. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of capital stock of the Company (the “Shares”), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	PURCHASE AND SALE OF SHARES

Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase and accept from Seller, the Shares.

2.	PURCHASE PRICE; PAYMENT

2.1. Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be an amount equal to Twelve Million Dollars ($12,000,000), plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is greater than $2,491,288 or minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than $2,491,288.

2.2. Payment. The Purchase Price shall be paid as follows:

(a) Payment to Seller. At the Closing, Buyer shall deliver to Seller an amount equal to Twelve Million Dollars ($12,000,000).

(b) Payment of Adjustment Amount. On or before the fifth Business Day following the determination of the Final Closing Statement, either (i) Buyer shall pay to Seller the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is greater than $2,491,288, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate equal to the LIBOR Rate, or (ii) Seller shall pay to Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than $2,491,288, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate equal to the LIBOR Rate.

(c) Method of Payment. All payments under this Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to an account that the recipient, at least 48 hours prior to the time for payment specified under this Section 2.2, has designated.

2.3. Determination of Net Working Capital.

(a) Preliminary Closing Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited statement that shall set forth the Current Assets, Current Liabilities and Net Working Capital as of the Effective Time (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Audited Financial Statements as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies; provided, however, that it shall in any event comply with GAAP.

(b) Objection to Preliminary Closing Statement. Within 30 days after Buyer delivers the Preliminary Closing Statement to Seller pursuant to Section 2.3(a), Seller shall complete its review of the Preliminary Closing Statement. If Seller wishes to object to the content of the Preliminary Closing Statement, then Seller shall inform Buyer on or prior to the last day of such 30-day period by delivering a written notice to Buyer (a “Closing Statement Objection”) (i) setting forth a specific description of the basis of the Closing Statement Objection and the adjustments to the Net Working Capital that Seller believes should be made and (ii) only including objections based on mathematical errors or based on the Preliminary Closing Statement not being prepared in accordance with Section 2.3(a). If Seller does not deliver a Closing Statement Objection to Seller within such 30-day period, then Seller shall be deemed to have accepted the Preliminary Closing Statement.

(c) Response to Closing Statement Objection. If Seller delivers a Closing Statement Objection to Buyer in accordance with Section 2.3(b), then Buyer shall have 30 days to review and respond to the Closing Statement Objection by delivering written notice to Seller specifying the scope of its disagreement with the information set forth in it. If Buyer does not deliver any such written notice to Seller within such 30-day period, then Buyer shall be deemed to have accepted the Closing Statement Objection.

(d) Dispute Resolution Following Closing Statement Objection.

(i) Negotiation. If Buyer delivers a written notice to Seller in response to a Closing Statement Objection pursuant to Section 2.3(c), then Buyer and Seller shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement and the calculation of the Net Working Capital as of the Effective Time (the “Closing Statement Dispute”).

(ii) Resolution by CPA Firm. If Seller and Buyer are unable to resolve the Closing Statement Dispute within 30 days after delivery of a response to the Closing Statement Objection by Seller to Buyer, then, at any time thereafter, either Seller or Buyer may elect to have the Closing Statement Dispute resolved by KPMG LLP (the “CPA Firm”), which shall determine on the basis of the standards set forth in Section 2.3(a), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Statement requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within 20 days after submission of the Closing Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Closing Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.3(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Statement or the Closing Statement Objection. The CPA Firm’s determination of the Closing Statement Dispute shall be conclusive and binding upon the Parties.

(iii) Payment of Fees of CPA Firm. If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected on the Closing Statement Objection than to the Net Working Capital as reflected on the Preliminary Closing Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(d)(ii). If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected on the Preliminary Closing Statement than to the Net Working Capital as reflected on the Closing Statement Objection, then Seller shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(d)(ii). If the difference between the Net Working Capital as reflected on the Final Closing Statement and the Net Working Capital as reflected on the Closing Statement Objection is equal to the difference between the Net Working Capital as reflected on the Final Closing Statement and the Net Working Capital as reflected on the Preliminary Closing Statement, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(d)(ii) shall be paid one-half by Seller and one-half by Buyer.

(e) Cooperation. Buyer shall not take any action with respect to the accounting books, records, policies and procedures of Buyer, the Company or the Subsidiary that would obstruct or prevent the review of the Preliminary Closing Statement. Buyer shall reasonably cooperate, and Buyer shall cause the Company to reasonably cooperate, with Seller in the review of the Preliminary Closing Statement and, if applicable, Seller’s preparation of a Closing Statement Objection, including (i) providing Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of any of the foregoing, (ii) causing employees of any of the foregoing to provide Seller as promptly as reasonably practicable after the Closing Date with normal year-end closing financial information for the Company for the period ending as of the Effective Time and (iii) otherwise providing reasonable cooperation to Seller and Seller’s representatives.

(f) Final Closing Statement. After the determination of the Final Closing Statement pursuant to this Section 2.3, neither Party shall have the right to make any claim under Section 2.3 based on the preparation of the Final Closing Statement or the calculation of the Net Working Capital as of the Effective Time (even if subsequent events or subsequently discovered facts would have affected the preparation of the Final Closing Statement or the calculation of the Net Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing).

3.	REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller makes the following representations and warranties to Buyer, except as set forth in the Schedules delivered by Seller to Buyer:

3.1. Due Organization and Power. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has all requisite corporate power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

3.2. Authority. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. No other or further corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

3.3. No Violation. Neither the execution and delivery by Seller of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto nor the consummation by Seller of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Seller, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, be material to the Company or the Subsidiary and (B) such authorizations, consents, approvals, filings or notices that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, (iii) will violate or conflict with, or constitute a default under, or will result in the automatic termination of, or accelerate the performance required by, the certificate of incorporation or bylaws of Seller or of any Contract to which Seller is party, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) will result in the creation of any Lien upon any of the Shares.

3.4. Ownership of Shares. Seller holds of record, owns beneficially, and has good and marketable title to the Shares, free and clear of all Liens. Upon payment for the Shares as contemplated by this Agreement, Seller will convey to Buyer all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than Liens created or suffered by Buyer). Except for this Agreement, Seller is not party to any Contract relating to the sale or transfer of the Shares.

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARY

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, except as set forth in the Schedules delivered by Seller to Buyer:

4.1. Due Organization and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Subsidiary is a limited liability company duly formed and validly existing under the laws of the State of Ohio. Correct and complete copies of the Company’s and the Subsidiary’s certificate of incorporation and articles of organization, respectively, have been furnished to Buyer, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. The Company and the Subsidiary have all requisite corporate or limited liability company power, legal right and authority to own, operate and lease their respective properties and to carry on their respective businesses as and where they currently conduct their respective businesses. The Company and the Subsidiary are duly qualified or licensed to transact business in each jurisdiction in which the character of the respective properties owned by them, or the nature of their respective businesses, makes such licensing or qualification necessary, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a Material Adverse Effect.

4.2. No Violation. Neither the execution and delivery by Seller of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto nor the consummation by Seller of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to the Company or the Subsidiary, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, be material to the Company or the Subsidiary and (B) such authorizations, consents, approvals, filings or notices that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, (iii) will violate or conflict with, or constitute a default under, or will result in the automatic termination of, or accelerate the performance required by, the certificate of incorporation or bylaws of the Company or the articles of organization or operating agreement of the Subsidiary or of any Contract to which the Company or the Subsidiary is a party, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) will result in the creation of any Lien upon any of the Shares or any of the material assets of the Company or the Subsidiary (excluding, in the case of Liens on any of the material assets of the Company or the Subsidiary, any Permitted Liens).

4.3. Subsidiaries and Investments. Except for the Subsidiary, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, limited liability company, partnership or other entity.

4.4. Capitalization.

(a) All of the Company’s Shares are issued and outstanding and owned by Seller in the amount set forth on Schedule 4.4(a) and are validly issued, fully paid and nonassessable. The Company (i) does not have outstanding any securities convertible into or exchangeable for the Shares or other equity securities of the Company or any options, warrants or other rights to purchase or subscribe to the Shares or other equity securities of the Company or securities that are convertible into or exchangeable for the Shares or other equity securities of the Company, and (ii) is not party to any Contract relating to the issuance, sale or transfer of the Shares or other equity securities of the Company or any such convertible or exchangeable securities or any such options, warrants or other similar rights.

(b) All of the Subsidiary’s Interests are issued and outstanding and owned by the Company in the amount set forth on Schedule 4.4(b). The Subsidiary (i) does not have outstanding any securities convertible into or exchangeable for the Interests or other equity securities of the Subsidiary or any options, warrants or other rights to purchase or subscribe to the Interests or other equity securities of the Subsidiary or securities that are convertible into or exchangeable for the Interests or other equity securities of the Subsidiary, and (ii) is not party to any Contract relating to the issuance, sale or transfer of the Interests or other equity securities of the Subsidiary or any such convertible or exchangeable securities or any such options, warrants or other similar rights.

4.5. Title. Seller has title to the Shares, free and clear of all Liens and the Company is the sole member of the Subsidiary and owns all of the Subsidiary’s Interests free and clear of all Liens. Upon payment for the Shares as contemplated by this Agreement, Seller will convey to Buyer all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than Liens created or suffered by Buyer).

4.6. Financial Statements. Schedule 4.6 contains (i) an unaudited consolidated balance sheet of the Company and the Subsidiary as of March 31, 2012 (the “Recent Balance Sheet”) and an unaudited statement of income of the Subsidiary for the three (3)-month period ended March 31, 2012 (collectively, the “Unaudited Financial Statements”), and (ii) audited balance sheets of the Subsidiary as of December 31, 2011 and December 31, 2010 and the related statements of operations, changes in subordinated borrowings, changes in member’s equity and cash flow for the twelve-month periods then ended (the “Audited Financial Statements” and collectively with all of the foregoing, the “Financial Statements”). Except as set forth in the notes thereto or in Schedule 4.6 and subject to, in the case of the Unaudited Financial Statements, year-end adjustments, none of which are material, and the absence of footnote disclosure, such financial statements were prepared in accordance with GAAP, as in effect on the date of such financial statements and applied on a basis consistent with past practices, and fairly present, in all material respects, the financial condition and results of operations of the Company and the Subsidiary as of the dates thereof and for the periods covered thereby.

4.7. No Undisclosed Material Liabilities. Except as set forth in Schedule 4.7, there are no liabilities of the Company or the Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities provided for in the Recent Balance Sheet or disclosed in the notes thereto;

(b) liabilities incurred by the Company or the Subsidiary since the date of the Recent Balance Sheet in the ordinary course of business; and

(c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiary, taken as a whole.

4.8. Tax Matters. Except as set forth in Schedule 4.8:

(a) Returns. All Tax Returns required to be filed by or on behalf of the Company and the Subsidiary have been timely filed and, when filed, were complete and accurate in all material respects. All Taxes due and owing by the Company and the Subsidiary have been paid. The Company and the Subsidiary have adequately provided for or accrued in their books of account and related records liabilities for all unpaid Taxes. The Company and the Subsidiary have complied in all material respects with all Laws relating to the withholding of Taxes.

(b) Audits. There is no audit examination, deficiency, action, suit, proceeding, investigation, claim or proposed adjustment pending or, to the knowledge of Seller, threatened (in writing) with respect to any Tax Returns filed or Taxes due and owing by the Company or the Subsidiary. There are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of the Company or the Subsidiary with respect to a taxable period for which such statute of limitations is still open.

(c) Other. Neither the Company nor the Subsidiary is a party to any Tax allocation, Tax indemnification or Tax sharing Contract (other than customary Tax indemnification agreements contained in credit or other commercial lending agreements or arrangements with landlords, lessors, customers or vendors). Neither the Company nor the Subsidiary has entered into any agreement or arrangement with any Governmental Entity with respect to Taxes affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired. Neither the Company nor the Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Subsidiary as an association or corporation.

4.9. Absence of Certain Changes. From December 31, 2011, except as set forth on Schedule 4.9 there has not been: (i) any Material Adverse Effect; (ii) any material increase in the salaries or wages payable or to become payable to any Current Employee, except increases arising in the ordinary course of business (but in no event, any such increase greater than $50,000), or as required under applicable Law; (iii) any entry by the Company or the Subsidiary into any employment, severance or termination Contract with any Current Employee or any amendment thereto; (iv) any sale, lease or other transfer or disposition of any material properties or assets of the Company or the Subsidiary; (v) any indebtedness for borrowed money incurred or guaranteed by the Company or the Subsidiary, other than intercompany borrowings from Seller or any of its Affiliates; (vi) any entering into, material amendment to or termination of any Material Contract, except in the ordinary course of business; (vii) any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Tax Return filed, any closing agreement entered into, any Tax claim or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, in each case, with respect to the Company or the Subsidiary; or (viii) any change in the accounting methods of the Company or the Subsidiary, except as required by GAAP or applicable Law.

4.10. No Litigation. There is no litigation, arbitration, regulatory proceeding, or similar proceeding, or regulatory investigation known to Seller, pending or, to the knowledge of Seller, threatened (in writing) against the Company or the Subsidiary, and there is no outstanding Order against the Company or the Subsidiary.

4.11. Laws and Orders. The Company and the Subsidiary are not violating any Laws or Orders applicable to the Company or the Subsidiary, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.12. Licenses and Permits. Each of the Company and the Subsidiary has all material licenses, permits, approvals, authorizations and consents of all Governmental Entities required for the conduct of the Business as currently conducted by the Subsidiary. The Company and the Subsidiary are not violating in any material respect any such licenses, permits, approvals, authorizations or consents.

4.13. Environmental Matters. The Company and the Subsidiary are not violating any Environmental Laws applicable to the operations of the Business or any licenses, permits, approvals, authorizations or consents required to be obtained by the Company or the Subsidiary under applicable Environmental Laws.

4.14. Title to Assets; Liens. Subject to Section 4.17, each of the Company and the Subsidiary has title to all of the properties and assets owned by it, including such owned properties and assets reflected in the Recent Balance Sheet (except for property and assets sold since the date of the Recent Balance Sheet in the ordinary course of business, as set forth on Schedule 4.9(iv)), and such owned properties and assets are held free and clear of any Liens other than Liens created or suffered by Buyer and Permitted Liens.

4.15. Material Contracts. Schedule 4.15 sets forth a list, as of the date of this Agreement, of each of the following types of current Contracts to which the Company or the Subsidiary is party (each, a “Material Contract”):

(a) any Contract involving the future lease of real or personal property;

(b) any agreement with current Introducing Brokers or agreements with current brokers or traders providing for referral fees or commissions (i.e., “give-up fees”);

(c) any material Contract with a current customer;

(d) any settlement agreement related to any litigation, proceeding or investigation involving the Company or the Subsidiary;

(e) any Contract relating to the rights of holders of the capital stock of the Company or membership interests of the Subsidiary;

(f) any material Contract relating to the Intellectual Property Rights of the Company or the Subsidiary, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses at generally applicable pricing;

(g) any Contract with a current supplier or licensor that provides for future annual expenditures in excess of $25,000 as of the date of this Agreement, other than such Contracts that may be terminated by the Company or the Subsidiary on notice of not longer than 30 days without liability, penalty or premium;

(h) any Contract evidencing outstanding indebtedness for borrowed money of in excess of $25,000 as of the date of this Agreement (or its foreign currency equivalent as of the date of this Agreement);

(i) any employment Contract with any Current Employee that provides for future liability for payment in excess of $75,000 as of the date of this Agreement, excluding Contracts that may be terminated by the Company or the Subsidiary on notice of not longer than 30 days without liability, penalty or premium;

(j) any joint venture or partnership Contract;

(k) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) occurring within the last five (5) years or any such agreement for which any of the operative terms remain in effect as of the date hereof;

(l) any agreement with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(m) any Contract containing any non-competition covenant that restricts the future business activity of the Company or its Affiliates; and

(n) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiary, taken as a whole.

Assuming the due authorization, execution and delivery thereof by the other party thereto, each Material Contract is in full force and effect and is enforceable by the Company or the Subsidiary in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company, the Subsidiary and, to the knowledge of Seller, each other party thereto are in compliance in all material respects with all terms and requirements of each Material Contract.

4.16. Employee Benefit Plans.

(a) Benefit Plans. Schedule 4.16 sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and other material employee benefit programs that are in effect and cover Current Employees or Former Employees and are maintained, sponsored, contributed to, are required to be contributed to, or with respect to which any liability could reasonably be expected to be incurred by the Company, the Subsidiary, Seller or an Affiliate of Seller (collectively, the “Benefit Plans”).

(b) Company Plans. Each Benefit Plan that is sponsored by the Company or the Subsidiary (each, a “Company Plan”) is indicated as such on Schedule 4.16. With respect to each Company Plan, to the extent applicable, Seller has made available to Buyer a copy of (A) the plan document or other governing Contract or a description of any unwritten plan, (B) the most recently distributed summary plan description, (C) each trust or other funding Contract, (D) the most recently filed IRS Form 5500 (including schedules and attachments), (E) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan) and (F) the most recently prepared financial statements.

(c) Multiemployer and Funded Plans. None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Company, the Subsidiary or any entity within the same “controlled group” as the Company within the meaning of Section 4001(a)(14) of ERISA contributes or has an obligation to contribute.

(d) Compliance. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) each Benefit Plan is in compliance in form and operation with its own terms and in compliance in form and operation with all applicable Laws, and the Company and the Subsidiary have timely made all required contributions thereto; (B) as of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the knowledge of Seller, threatened (in writing) with respect to any Benefit Plan or against the assets of any Benefit Plan; (C) each Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter; and (D) neither the Company nor the Subsidiary has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan for which no individual or class exemption exists.

4.17 Intellectual Property Rights.

(a) Schedule 4.17(a)(i) contains a true and complete list of each of the registrations and applications for registrations and other Intellectual Property Rights included in the Owned Intellectual Property Rights. Schedule 4.17(a)(ii) contains a true and complete list of all material agreements (whether written or otherwise), including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms to which the Company or the Subsidiary is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and the Subsidiary as currently conducted; provided, however, that the foregoing shall not be construed as a warranty of non-infringement. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, in any material respect.

(c) To the knowledge of Seller, neither the Company nor the Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third Person. Except as provided in Schedule 4.17(c), there is no material claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened in writing against, or affecting, the Company, the Subsidiary, any present or former officer, director or employee of the Company or the Subsidiary (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any products and services manufactured, used, imported offered for sale or sold by the Company or the Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or the Subsidiary have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Except as set forth in Schedule 4.17(c), neither the Company nor the Subsidiary has received from any third party an offer to license any Intellectual Property Rights of such third party in connection with a claim of infringement of Intellectual Property Rights.

(d) None of the Owned Intellectual Property Rights and, to the knowledge of Seller, material Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Seller, all such Owned Intellectual Property Rights and material Licensed Intellectual Property Rights are valid and enforceable.

(e) The Company and the Subsidiary hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s and the Subsidiary’s licenses under the Licensed Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens; provided, however, that nothing in this sentence shall be construed as a warranty of non-infringement. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Entity from which the patent or registration issued or before which the application or application for registration is pending. The Company and the Subsidiary have taken all reasonable actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(f) To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company and the Subsidiary have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. To the knowledge of Seller, none of the Intellectual Property Rights of the Company or the Subsidiary that are material to the business or operation of the Company or the Subsidiary, as currently conducted, and the value of which to the Company or the Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or the Subsidiary, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

4.18. Sufficiency of Assets. Except as disclosed in Schedule 4.18, the properties and assets of the Company and the Subsidiary, together with the properties and assets described in the documents and instruments to be executed and delivered pursuant to this Agreement, comprise in all material respects all of the assets and properties of the Company that are used in the conduct of the Business as conducted on the date of this Agreement and are sufficient to conduct the Business as currently conducted.

4.19. Fees. Neither Seller, the Company or the Subsidiary, or any of its or their respective Affiliates has paid or become obligated to pay any fee or commission to any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

4.20. Insurance Coverage. Seller has furnished to Buyer a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiary. There is no claim by the Company or the Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiary have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2008 and remain in full force and effect. Seller does not know of any threatened termination of, or material alteration of, coverage under any of such policies or bonds. Except as disclosed in Schedule 4.20, the Company and the Subsidiary shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

4.21. No Other Representations or Warranties. Except for the representations and warranties set forth in Article 3 and 4 hereof, none of Seller, the Company, the Subsidiary or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding Seller, the Company, the Subsidiary, the Business, the Shares, the Interests or any other matter. Neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby. Except with respect to the representations and warranties set forth in Article 3 and 4 hereof, SELLER DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

5.	REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer makes the following representations and warranties to Seller, except as set forth in the Schedules delivered by Buyer to Seller:

5.1. Due Organization and Power. Buyer is a limited liability company duly organized and validly existing under the laws of Delaware. Buyer has all requisite limited liability company power, legal right and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

5.2. Authority. The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the governing board of Buyer. No other limited liability company act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery thereof by the other party hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

5.3. No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Regulatory Law applicable to the transactions contemplated hereby or (B) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby, or (iii) will violate or conflict with, or constitute a default under, or result in the automatic termination of, or accelerate the performance required by, the express terms of the charter, bylaws or similar organizational documents of Buyer or of any material Contract to which Buyer is a party, except for such violations, conflicts, defaults, terminations or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

5.4. Litigation. There is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened (in writing) against Buyer or any of its Affiliates, and there is no outstanding Order against Buyer or any of its Affiliates that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

5.5. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable.

5.6. Financial Capacity. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

5.7. Fees. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

6.	COVENANTS PRIOR TO CLOSING

6.1. Pre-Closing Access to Information; Confidentiality. Except for information that, if provided, would, in the judgment of Seller’s legal counsel, adversely affect the ability of Seller or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, for information relating to communications regarding the divestiture of the Company, the Subsidiary and/or the Business (including information relating to the identity of other Persons expressing an interest in acquiring the Company, the Subsidiary and/or the Business and the terms of all such proposals), for information that, in the reasonable opinion of Seller’s legal counsel, the disclosure of which may result in a violation of any Law or Order or any Contract entered into prior to the date of this Agreement applicable to Seller, the Company or the Subsidiary and for information that Seller reasonably believes is competitively sensitive but would not be reasonably expected to adversely affect a third party’s valuation of the Company, the Subsidiary or the Business, Seller shall cause the Company or the Subsidiary, during the period commencing on the date of this Agreement and ending on the Closing Date, to furnish or cause to be furnished to Buyer and its representatives, at reasonable times and upon reasonable notice, (a) such access to the books, records and other information of the Company or the Subsidiary as Buyer reasonably requests and (b) subject to Seller’s prior written consent, such access, during normal business hours, to the facilities currently leased by the Company or the Subsidiary as Buyer reasonably requests with due regard to minimizing disruption of the conduct of the Business. None of Buyer, any Affiliate of Buyer or any representative of the foregoing shall, directly or indirectly, contact or communicate with any employees or consultants of the Company or the Subsidiary or any third party that has business dealings with the Company or the Subsidiary (including customers, suppliers and lessors) with respect or relating to the transactions contemplated hereby, except with the express prior written consent of Seller in each instance, or of a representative of Seller or an affiliate of Seller jointly participating in any such communication. Buyer and its Affiliates and representatives shall treat all information obtained from or on behalf of Seller, the Company or the Subsidiary as “Evaluation Material” under the Confidentiality Agreement, dated November 4, 2011 between The Charles Schwab Corporation and Buyer (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its representatives to honor, the obligations thereunder for such time and under such conditions as are required under the Confidentiality Agreement.

6.2. Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except as required or contemplated hereby or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed) or required by applicable Law, Seller shall cause the following to occur:

(a) the Company shall, and shall cause the Subsidiary to, operate the Business in the ordinary manner, on a basis consistent with past practice, in all material respects;

(b) neither the Company nor the Subsidiary shall grant any increase in the salaries or wages payable to any Current Employees, except for increases in the ordinary course of business, but in no event greater than $10,000 or as required under contractual arrangements (including individual employment agreements) in effect as of the date of this Agreement;

(c) neither the Company nor the Subsidiary shall issue or authorize the issuance of, or agree to issue, any of its capital stock, membership interests or other equity securities;

(d) neither the Company nor the Subsidiary shall sell, lease, license or otherwise transfer or dispose of any of its material properties or assets, except in the ordinary course of business;

(e) neither the Company nor the Subsidiary shall acquire the equity securities, or the assets, of any entity or division thereof (whether directly or indirectly and whether by merger, acquisition of equity securities or assets, reorganization, recapitalization or otherwise); and

(f) neither the Company nor the Subsidiary shall make any material change in the accounting methods used by it, except as required by GAAP.

6.3. Commercially Reasonable Efforts; Cooperation.

(a) Buyer and Seller will act use commercially reasonable efforts to secure or cause to be secured, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other parties, required to be obtained from any party to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Buyer, Seller or any of their respective Affiliates (including the Company and the Subsidiary) to expend money (other than incidental fees and expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

(b) During the period prior to the Closing, the Parties shall use their respective commercially reasonable efforts to secure any consents and approvals of any Governmental Entity required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Buyer, Seller or any of their respective Affiliates (including the Company and the Subsidiary) to expend money (other than incidental fees and expenses), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

(c) Except as specifically contemplated by this Agreement, neither Party shall take any action or omit to take any action where such action or omission would reasonably be expected to result in (A) the inability to satisfy any of the conditions set forth in Articles 8 and 9 or (B) a material delay in the satisfaction of any of such conditions.

(d) Prior to the Closing, Seller shall use commercially reasonable efforts to cause the Company and the Subsidiary (i) to reasonably cooperate with Buyer to assist Buyer to identify the Company’s or the Subsidiary’s use of the trademark, trade name and service mark “optionsXpress” and (ii) as Buyer reasonably requests, to assist Buyer in developing a plan for the Company and the Subsidiary, upon Closing, to cease use of “optionsXpress” name as required by Section 7.3; provided, that any failure or alleged failure by Seller to comply with the terms hereof shall not excuse Buyer’s obligations to comply fully with Section 7.3.

6.4. Intercompany Obligations. At or prior to the Closing, Seller shall terminate, on terms and conditions reasonably satisfactory to Buyer, but in any event without any liability or obligation of the Company or the Subsidiary that will survive the Closing Date, all agreements, commitment and/or arrangements between the Company or the Subsidiary and Seller or their respective Affiliates (other than the Company or the Subsidiary) except for any agreements, commitments and/or arrangement set forth on Schedule 6.4 hereto.

6.5. Notification.

(a) Litigation. Prior to the Closing, Seller shall promptly notify Buyer (in writing after Seller has notice thereof), and Buyer shall promptly notify Seller (in writing after Buyer has notice thereof), and keep such other Party advised, as to any litigation, arbitration or similar proceeding pending and known to such Party or, to its knowledge, threatened against such Party that challenges the transactions contemplated hereby.

(b) Error or Omission. Prior to the Closing, each of Seller and Buyer shall promptly notify the other Party in writing if it obtains knowledge that any representation or warranty of Seller set forth in this Agreement is not true and correct or if it obtains knowledge of any errors in, or omissions from, the Schedules to this Agreement or of any condition or circumstance that could excuse Buyer from its timely performance of its obligations hereunder or give rise to a claim by Buyer hereunder.

7.	ADDITIONAL COVENANTS

7.1. Employee Matters.

(a) At 12:01 a.m. Eastern Time on the calendar day immediately following the Closing Date, the Current Employees at the Effective Time shall become eligible to participate in the employee benefit plans sponsored or maintained by Buyer, pursuant to the terms thereof (the “Buyer Plans”) in which similarly situated employees of Buyer participate, on a substantially similar basis that similarly situated employees of Buyer participate; provided that Buyer shall retain discretion to determine the amount of base compensation and the amount of and terms governing equity compensation awarded under the Benefit Plans.

(b) With respect to each Buyer Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits, vacation and paid time-off entitlement (but not for accrual of benefits under any post-retirement welfare benefit plan of Buyer), service with the Company or the Subsidiary (or any predecessor entity) shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Buyer Plan. Each Buyer Plan shall waive pre-existing condition limitations, eligibility waiting period or required physical examinations under welfare benefit plans, policies or practices of Buyer or its Affiliates for Current Employees and their eligible dependents to the same extent waived under the corresponding Benefit Plan. To the extent permitted under any Buyer Plan, the Current Employees shall be given credit for amounts paid under the corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan during the applicable plan year; provided that Buyer shall use reasonable efforts to ensure that any Buyer Plan shall permit such credits.

(c) Buyer acknowledges and agrees that all provisions contained herein with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of Seller, the Company and the Subsidiary, and Buyer and shall not create any right (i) in any other Person, including plan participants or any beneficiary thereof or (ii) to continued employment with Buyer or any of its Affiliates. Nothing in this Agreement shall prevent Buyer from amending, modifying or terminating after the Closing Date any Company Plan.

(d) Taking into account the provisions of Section 7.1(b), then-currently eligible Current Employees shall be eligible to participate in a Buyer Plan that corresponds to a plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”) at 12:01 a.m. Eastern Time on the calendar day immediately following the Closing Date. The vested amounts contained in the accounts of the Current Employees under any 401(k) Plan that is sponsored or maintained by Seller or an Affiliate of Seller shall be eligible for distribution upon the Closing and Buyer shall permit the employees of the Company and the Subsidiary employed by Buyer or any of its Affiliates (including, after the Closing, the Company or the Subsidiary) to roll any eligible rollover distributions (and eligible loans under Seller’s or an Affiliate’s of Seller 401(k) Plan) over into the corresponding Buyer Plan to the extent that such loans are permitted by the Buyer Plan; provided that Buyer shall use reasonable efforts to ensure that any corresponding Buyer Plan shall permit such loans.

(e) As of the Closing Date, Buyer shall provide continuation coverage under COBRA to Current Employees (and their dependents) or any other individual who is an M&A qualified beneficiary (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) of the Company or the Subsidiary (collectively, the “M&A Qualified Beneficiaries”). Buyer shall indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees and expenses) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries. Buyer further agrees and acknowledges that in the event that it ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Buyer shall provide Seller with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable under the circumstances (and, in any event, at least 30 days prior to such cessation), and (ii) all information necessary or appropriate for Seller to offer continuation coverage to such M&A Qualified Beneficiaries should it be legally required to do so.

(f) Notwithstanding any other provision in this Agreement to the contrary, no Current Employee (or his or her beneficiary or dependent) shall accrue additional benefits following the Closing Date under, remain covered by, or participate in any Benefit Plan and any other employee benefits plan, program or arrangement sponsored, maintained or established by Seller or Affiliate of Seller that are not Company Plans.

(g) The Company shall remain responsible for all accrued vacation, sick pay, paid time off or the like for the Current Employees that has accrued as of the Closing Date.

7.2. Cooperation. Following the Closing, each Party agrees to cooperate in good faith to provide information to the other Party that is reasonably necessary in connection with regulatory, legal, accounting and similar matters of Seller and its Affiliates, on the one hand, and Company and its Affiliates, on the other (and not relating to any dispute, litigation or arbitration between the Parties hereto or their Affiliates). The Parties agree that any information provided pursuant to this provision shall be kept confidential and shall not be used for any purpose except for the reason given in the request.

7.3. Seller Name. Buyer acknowledges that Seller and/or its Affiliates have the absolute and exclusive proprietary right to the trademark, trade name and service mark “optionsXpress” and any derivation of, and any corporate symbols or logos incorporating or associated with, the foregoing. Buyer shall not, and shall cause its Affiliates (including the Company or the Subsidiary) not to, use “optionsXpress” in connection with its or their businesses or otherwise; provided, however, that, after the Closing, Buyer may use “optionsXpress” as legally required in any regulatory filings or communications with Governmental Entities (“Governmental Communications”). Buyer also agrees that for three (3) months following the Closing Date, it will not, and shall cause its Affiliates (including the Company or the Subsidiary) not to, use “OEC Equities” in connection with its or their businesses or otherwise except for Governmental Communications.

7.4. Insurance. After the Closing:

(a) General. Neither Buyer, the Company nor the Subsidiary shall have any right to make claims under insurance policies issued by third parties that may have provided coverage to the Company or the Subsidiary, to the extent the first named insured under such policies is any Person other than the Company or the Subsidiary, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date. As of the Closing Date, insurance requirements of the Company and the Subsidiary shall be the sole responsibility of Buyer.

(b) Certain Pre-Closing Events. Notwithstanding Section 7.4(a), to the extent any claims arise under separate primary insurance policies issued by third-party insurers and owned by or covering the Company or the Subsidiary with respect to occurrences arising prior to the Closing Date, the Company or the Subsidiary may make claims, under such policies without regard to any other provision hereof, but subject to such conditions set forth in any such policies, including all reporting and notice requirements thereof. The Company and the Subsidiary shall be jointly and severally responsible for, and shall pay, all expenses relating to services for claims administration, investigation, appraisals and claim review incurred on or after the Closing Date with respect to claims under such insurance policies. Buyer, the Company and the Subsidiary shall be responsible for, and neither Buyer, the Company nor the Subsidiary shall have the right to make a claim against Seller or any of its Affiliates for, any “self-insured” or “self-funded” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by the Company or the Subsidiary after the Closing Date, regardless of the date on which the claim is made.

(c) No Representations, Warranties or Covenants. Seller makes no representations, warranties or covenants regarding the scope, availability or amount of coverage under any insurance policy, and Seller shall not have any responsibility, and shall not be held liable, for the actions of the insurers under insurance policies, including with regard to those claims submitted on behalf of Buyer, the Company or the Subsidiary.

7.5. Further Assurances. From time to time after the Closing Date, upon the request of the other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.

7.6. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing.

(a) Seller shall join with Buyer in making a timely, effective and irrevocable election under Code Section 338(h)(10) and Treasury Regulation Sections 1.338(h)(10)-1(a) and 1.338(h)(10)-1(c)(3), and any corresponding elections permitted under state or local Law, with respect to the stock of the Company and the Subsidiary (the “Section 338(h)(10) Elections”).

(b) As soon as practicable (but in no event later than 195 days following the Closing Date), Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulation Section 1.338-4) of the assets of the Company and the Subsidiary in accordance with the Treasury regulations promulgated under Code Section 338(h)(10). Seller shall have the right to review the Allocation Statement. If within 15 days after receipt of the Allocation Statement Seller notifies Buyer in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within 15 days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(c) Buyer and Seller agree (i) to be bound by the Allocation Statement for all Tax purposes and (ii) not to take any position inconsistent with the Allocation Statement in the prepartion, filing or audit of any Tax Return.

(d) In the case of any Interim Period:

(i) income Taxes (including income-based franchise Taxes) and Taxes that are based upon or related to gross income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) of each of the Company and the Subsidiary for the portion of any Interim Period ending on the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date; and

(ii) any other Tax of each of the Company and the Subsidiary for the portion of any Interim Period ending on the Closing Date will be computed by multiplying the total amount of such Tax for the full taxable period that includes but does not end on the Closing Date by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period.

(e) Seller shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company and the Subsidiary for Tax periods ending on or prior to the Closing Date, the due date of which is after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Buyer. Following the Closing, Buyer shall be responsible for preparing and filing, or causing to be prepared or filed, all other Tax Returns that are required to be filed by the Company and the Subsidiary after the Closing Date with respect to a Pre-Closing Period. All such Tax Returns shall be prepared in a manner consistent with past practices unless otherwise required by Law.

(f) From and after the Closing Date:

(i) Seller will pay or cause to be paid all Taxes with respect to Tax Returns which Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.6(e) other than those Taxes that are included as a liability on the Final Closing Statement; provided, however, that Buyer hereby assumes and agrees to pay directly to or at the direction of Seller, at least five (5) days prior to the date payment (including estimated payment) thereof is due, the share of such Taxes relating to the Company and the Subsidiary for the Post-Closing Period and any Taxes that are included as a liability on the Final Closing Statement.

(ii) Buyer will pay or cause to be paid all Taxes with respect to Tax Returns which Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.6(e); provided, however, that Seller hereby assumes and agrees to pay directly to or at the direction of Buyer, at least five (5) days prior to the date payment (including estimated payment) thereof is due, the share of such Taxes relating to the Company and the Subsidiary for the Pre-Closing Period net of the amount of such Taxes, if any, that are included as a liability on the Final Closing Statement.

(g) Notwithstanding any other provision of this Agreement to the contrary, Seller shall, at its own expense, have the sole right (but not the obligation) to control, defend,

settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding (a “Tax Proceeding”) with respect to any Tax Return of Company or the Subsidiary involving only Pre-Closing Periods; provided, however, Seller, without the consent of Buyer (which consent will not be unreasonably withheld or delayed), shall not settle, compromise or abandon any such Tax Proceeding. In addition, (i) Seller shall keep Buyer duly informed of any such Tax Proceedings and (ii) Buyer shall be entitled to receive copies of all correspondence and documents relating to such Tax Proceedings (but, for these purposes, excluding access to any financial and other confidential or proprietary information pertaining to any member of Seller’s consolidated group other than the Company and the Subsidiary).

(h) Except as expressly provided otherwise in Section 7.6(g), Buyer shall have the sole right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner a Tax Proceeding with respect to any Tax Return of the Company and the Subsidiary; provided, however, Buyer, without the consent of Seller (which consent will not be unreasonably withheld or delayed), shall not settle, compromise or abandon any Tax Proceeding related to a Pre-Closing Period or an Interim Period. In addition, (i) Buyer shall keep Seller duly informed of any Tax Proceedings in connection with Taxes for any Pre-Closing Period or Interim Period and (ii) Seller shall be entitled to receive copies of all correspondence and documents relating to such Tax Proceedings (but, for these purposes, excluding access to any financial and other confidential or proprietary information pertaining to any member of Buyer’s consolidated group other than the Company and the Subsidiary).

(i) Buyer, Seller and the Company shall each, at its own expense, cooperate with each other and make available to each other such Tax data and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund, (ii) any determinations of liability for Taxes, or (iii) any Tax Proceeding (collectively, “Tax Data”). Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to sign Tax forms and consents, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data (“Tax Documentation”). The Tax Data and the Tax Documentation with respect to Pre-Closing Periods shall be retained until the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

(j) Buyer shall, and shall cause the Company or the Subsidiary to, promptly (but in all events within 20 days of receipt thereof) forward to Seller all written notifications and other written communications from any Tax authority received by Buyer, the Company or the Subsidiary relating solely to any Pre-Closing Period of the Company or the Subsidiary, and, consistent with the provisions of this Section 7.6, Buyer shall, and shall cause the Company and the Subsidiary to, take such reasonable actions as requested by Seller to enable Seller to take any action Seller deems reasonably appropriate with respect to any proceedings relating thereto.

(k) Buyer shall cause each of the Company and the Subsidiary to elect, where permitted by Law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of either of the Company and the Subsidiary ending on or before the Closing Date in which either of the Company and the Subsidiary were included in a consolidated income Tax Return of Seller. In cases where Buyer, the Company and the Subsidiary are not permitted by law to elect to relinquish such carrybacks, Seller agrees to pay to Buyer, the net Tax benefit received by Seller or any of its Affiliates from the use in any Pre-Closing Period of a carryback of any Tax asset of the Company or the Subsidiary arising in a Post-Closing Period. Such net Tax benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) for the year in which the carryback is made by Seller and its Affiliates in the absence of such carryback over (ii) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Seller and its Affiliates for such year. Payment of the amount of such benefit shall be made within 30 days of the receipt of a refund, offset or other Tax reduction for the Tax year to which the carryback is made.

(l) Except as otherwise provided in Section 7.6(k) or to the extent the refund was included as an asset on the Final Closing Statement, Seller will be entitled to retain, or receive prompt payment from Buyer or any of its Affiliates (including the Company and the Subsidiary) of, any refund arising with respect to either of the Company or the Subsidiary (including, refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) attributable to Taxes paid with respect to any Pre-Closing Period. If, in lieu of receiving any such refund of Taxes paid with respect to a Pre-Closing Period, Buyer or any of its Affiliates receives a credit that was not included as an asset on the Final Closing Statement and that reduces a Tax liability with respect to a Post-Closing Period, Buyer shall, within 30 days of the receipt of the Tax reduction for the Tax year in which such credit is used, pay or cause to be paid to Seller the difference between (i) amount of Taxes that would have been payable for such Tax year by Buyer and its Affiliates in the absence of such credit and (ii) the amount of Taxes actually payable by Buyer and its Affiliates for such Tax year. Buyer, the Company and the Subsidiary will be entitled to retain, or receive prompt payment from Seller of, any refund or credit with respect to Taxes that was attributable to any Post-Closing Period relating to either of the Company or the Subsidiary or that was included as an asset on the Final Closing Statement. Buyer and Seller will equitably apportion any refund (or credit in lieu of a refund) with respect to Taxes for any Interim Period that was not included as an asset on the Final Closing Statement consistent with the provisions of Section 7.6(d) and the first three sentences of this Section 7.6(l). To the extent allowable by applicable Law, all refunds with respect to any Pre-Closing Period will be claimed in cash (rather than as a credit). The amount of any Tax refund that Buyer or Seller is obligated to pay to the other Party pursuant to this Section 7.6(l) shall be reduced to take account of any Taxes that the paying Party and its affiliates incur upon the receipt of such refund. All payments of refunds required to be made pursuant to this Section 7.6(l) shall be made within 30 days after receipt of the refund by Seller, Buyer, the Company or the Subsidiary.

(m) Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, none of Seller, the Company, the Subsidiary and any Affiliate of Seller shall (i) make or file any election under Section 336(e) of the Code (or any similar provision of state, local or foreign law) in connection with the transactions contemplated by this Agreement or (ii) to the extent it may affect or relate to the Company or the Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

(n) All transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by Buyer and Seller, and Seller will file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(o) Any and all existing Tax sharing agreements between Seller and any of its Affiliates (other than the Company and the Subsidiary), on the one hand, and the Company and the Subsidiary, on the other hand, shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor the Subsidiary shall have any further rights or liabilities thereunder.

7.7. Actions with respect to Certain Contracts. On or prior to the Closing Seller shall terminate the Contracts identified on Schedule 7.7 of the Schedules.

7.8. Assignment of Certain Rights.

(a) On or prior to the Closing, Seller shall assign, or cause to be assigned, to the Subsidiary all rights, title and interest in the domain names identified on Schedule 7.8(a) of the Schedules.

(b) On or prior to the Closing, Seller shall assign, or cause to be assigned, to the Subsidiary the common law trademark identified on Schedule 7.8(b) of the Schedules.

7.9. Transfer of Hardware. On or prior to the Closing, Seller shall transfer, or cause to be transferred, to the Subsidiary all of the hardware set forth on Schedule 6.4 hereto.

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

8.1. Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, except (a) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time), (b) for breaches of such representations and warranties that, in the aggregate, would not have a Material Adverse Effect, except for (i) those representations and warranties that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (c) those obligations and covenants that are qualified by materiality or Material Adverse Effect shall have been performed or complied with as of the Closing Date as if performed or complied with as of such date; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of Seller in the officer’s capacity as such confirming the foregoing.

8.2. Delivery of Documents. Seller shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 11.2.

8.3. No Legal Prohibition. No Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or restricting the consummation or the benefits of the transactions contemplated hereby.

8.4. Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby under any Regulatory Law as set forth on Exhibit 8.4 shall have been taken or made.

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing Date of each of the following conditions:

9.1. Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing, except (a) to the extent of changes or developments contemplated by the terms of this Agreement, (b) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time), and (c) those obligations and covenants that are qualified by materiality or Material Adverse Effect shall have been performed or complied with as of the Closing Date as if performed or complied with as of such date; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an officer of Buyer in the officer’s capacity as such confirming the foregoing.

9.2. Delivery of Purchase Price and Documents. Buyer shall have delivered, or caused to have been delivered, to Seller the wire transfer contemplated by Section 2.2(a) and the documents described in Section 11.3.

9.3. No Legal Prohibition. No Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

9.4. Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby under any Regulatory Law as set forth in Exhibit 8.4 shall have been taken or made.

10.	INDEMNIFICATION

10.1. Indemnification by Seller.

(a) General. If the Closing occurs, and subject to the terms and conditions of this Article 10, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company and the Subsidiary), and their respective directors, officers, employees and controlling Persons (collectively, the “Buyer Indemnified Parties”), from and against all Losses asserted against or incurred by any Buyer Indemnified Party by reason of or resulting from any (i) breach as of the Closing Date of the representations and warranties of Seller set forth in this Agreement (without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard, except for Sections 4.6, 4.7, and 4.15 and clause (i) of Section 4.9 and with respect to which any qualification or exception contained therein relating to materiality or any similar qualification or standard shall be given effect), (ii) breach of the covenants of Seller set forth in this Agreement, or (iii) Covered Tax.

(b) Limitations. Seller’s obligations under Section 10.1(a) shall be subject to the following limitations:

(i) Seller shall not have any liability for Losses under subclause (i) of Section 10.1(a) for any individual item, or group of items arising out of the same or similar condition or circumstance, where the Losses related thereto for which Seller would otherwise be required to provide indemnification are less than $5,000, and no Losses related thereto shall be aggregated for purposes of subclause (ii) of this Section 10.1(b);

(ii) Seller shall not have any liability for Losses under subclause (i) of Section 10.1(a) unless and until the aggregate of all Losses related thereto for which Seller would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to Ninety Thousand Dollars ($90,000), at which point Seller, subject to the other provisions of this Section 10.1(b), shall indemnify Buyer Indemnified Parties for such Losses, but only to the extent such Losses exceed Ninety Thousand Dollars ($90,000);

(iii) Seller shall not have any liability for Losses under subclause (i) of Section 10.1(a) to the extent the aggregate amount of Losses related thereto for which Seller would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000);

(iv) the obligation of Seller to indemnify the Buyer Indemnified Parties against any Losses under Section 10.1(a) shall be reduced by the full amount of any reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) that was reflected in the Final Closing Statement relating to the matter for which Seller would otherwise be required to provide such indemnification; and

(v) Seller shall not have any liability for Losses under Section 10.1(a) following the date that is eighteen months after the Closing Date; provided, however, that (A) the time limitation for any claim brought for breaches of those representations and warranties set forth in Sections 4.8 and 4.16 or for any Covered Tax shall be 30 days after the expiration of the applicable statutes of limitation (after giving effect to any waivers, mitigations or extensions thereof); (B) there shall be no time limitation on any claim brought for breaches of those representations and warranties set forth in Sections 3.1, 3.2, 3.4, 4.1 and 4.4; (C) except to the extent such breach results in a Covered Tax, the time limit for any claim brought for breaches of those covenants the performance of which extends beyond the Closing Date shall be the later of 90 days after the expiration of the respective terms of performance of such covenants or the date that is eighteen months after the Closing Date; and (D) Buyer shall preserve its right to pursue a claim under Section 10.1(a) with respect to a particular breach of a representation or warranty or covenant if Buyer, prior to the expiration of the applicable period, delivers a notice that constitutes an Indemnification Notice.

10.2. Indemnification By Buyer.

(a) General. Subject to the terms and conditions of this Article 10, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, employees and controlling Persons, from and against all Losses asserted against or incurred by any such Person by reason of or resulting from any (i) breach of the representations and warranties of Buyer set forth in this Agreement or (ii) breach of the covenants of Buyer set forth in this Agreement.

(b) Limitations. Buyer’s obligations under Section 10.2(a) shall be subject to the following limitations:

(i) Buyer shall not have any liability for Losses under subclause (i) of Section 10.2(a) for any individual item, or group of items arising out of the same or similar condition or circumstance, where the Losses related thereto for which Buyer would otherwise be required to provide indemnification are less than $5,000, and no Losses related thereto shall be aggregated for purposes of subclause (ii) of this Section 10.2(b);

(ii) Buyer shall not have any liability for Losses under subclause (i) of Section 10.2(a) unless and until the aggregate of all Losses related thereto for which Buyer would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to Ninety Thousand Dollars ($90,000), at which point Buyer, subject to the other provisions of this Section 10.2(b), shall indemnify Seller Indemnified Parties for such Losses, but only to the extent such Losses exceed Ninety Thousand Dollars ($90,000);

(iii) Buyer shall not have any liability for Losses under subclause (i) of Section 10.2(a) to the extent the aggregate amount of Losses related thereto for which Buyer would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000); and

(iv) Buyer shall not have any liability for Losses under Section 10.2(a) following the date that is eighteen months after the Closing Date; provided, however, that (A) there shall be no time limitation on any claim brought for breaches of those representations and warranties set forth in Sections 5.1 and 5.2; (B) the time limit for any claim brought for breaches of those covenants the performance of which extends beyond the Closing Date shall be the later of 90 days after the expiration of the respective terms of performance of such covenants or the date that is eighteen months after the Closing Date, provided that, for the avoidance of doubt, without limitation, the terms of performance by Buyer under Sections 7.2, 7.3 and 7.4 shall extend longer than eighteen months after the Closing Date; and (C) Seller shall preserve its right to pursue a claim under Section 10.2(a) with respect to a particular breach of a representation or warranty or covenant if Seller, prior to the expiration of the applicable period, delivers a notice that constitutes an Indemnification Notice.

10.3. Procedures Relating to Indemnification Among Seller and Buyer.

(a) Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 10 can be obtained (an “Asserted Liability”), the Party seeking indemnification under this Article 10 (the “Indemnified Party”) shall promptly provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Asserted Liability, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). Except as otherwise set forth in Section 10.1, an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is prejudiced as a result of such failure.

(b) The Parties shall first analyze, discuss and, if possible, amicably resolve (both as to the amount due and the time of payment) any Asserted Liability.

(c) The Indemnifying Party shall pay the Indemnified Party the indemnification due under this Article 10 as soon as the Asserted Liability has been settled in accordance with this Article 10, or, failing such agreement, the case has been concluded by a final and binding Order by any Governmental Entity.

10.4. Procedures Relating to Indemnification for Third Party Claims.

(a) Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity, but excluding any claim for Covered Taxes, as to which Section 7.6 shall govern (a “Third Party Claim”), then the Indemnified Party shall provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than 20 Business Days thereafter. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim. Except as otherwise set forth in Section 10.1(a), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is prejudiced as a result of such failure.

(b) Defense. If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses, to assume the defense of the Third Party Claim. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, including any settlement or compromise of the Third Party Claim. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) provision to the Indemnifying Party of books and records that are reasonably relevant to the Third Party Claim and making employees reasonably available on a mutually convenient basis at no cost to the other Party. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense of the Third Party Claim.

(c) The Indemnifying Party shall pay the Indemnified Party the indemnification due under this Article 10 as soon as the Asserted Liability has been settled in accordance with this Article 10, or, failing such agreement, the case has been concluded by a final and binding Order by any Governmental Entity.

10.5. Insurance and Tax Effect. The indemnification obligations of an Indemnifying Party under this Article 10 shall be adjusted so as to give effect to (a) the amount of Tax benefits actually received by the Indemnified Party (net of any Tax cost associated with the receipt of such Tax benefits) with respect to the event giving rise to the Asserted Liability and (b) any amounts actually recovered by the Indemnified Party under applicable policies of insurance that provide coverage against such Asserted Liability.

10.6. Exclusive Remedy. From and after the Closing, except as set forth in Section 7.6 or with respect to fraud, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of Seller, the Company, the Subsidiary and the Business, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.

11.	CLOSING

11.1. Closing Date. Unless this Agreement shall have been terminated pursuant to Section 12.1, and provided that the conditions set forth in Article 8 and Article 9 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at Foley & Lardner LLP, 321 N. Clark Street, Suite 2800, Chicago, Illinois, at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 8 and Article 9, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing. The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of the Effective Time.

11.2. Items to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a copy of the certificate of formation of the Subsidiary certified as of a recent date by the Secretary of State of the State of Ohio;

(c) certificates of good standing of the Company and the Subsidiary issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, respectively;

(d) the certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached;

(e) the certificate described in Section 8.1, in form and substance reasonably acceptable to Seller and Buyer;

(f) a copy of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller;

(g) the resignations of each (i) Person on the Board of Directors of the Company, (ii) Person on the board of managers of the Subsidiary, and (iii) officer of the Company or the Subsidiary that Buyer requests, effective as of the Closing Date;

(h) a certificate, in such form as is reasonably satisfactory to Buyer, certifying that Seller is not a foreign person for purposes of Code Section 1445 or that the transaction is otherwise exempt from withholding under Code Section 1445;

(i) a completed Internal Revenue Service Form 8023 with respect to the stock of the Company and the Subsidiary (and any similar forms under state or local Law), executed by Seller; and

(j) all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer reasonably requests.

11.3. Items to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the wire transfer contemplated by Section 2.2(a) and the following documents, in each case duly executed or otherwise in proper form:

(a) the certificate described in Section 9.1, in form and substance reasonably acceptable to Seller and Buyer; and

(b) a copy of the resolutions of the governing board of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer;

(c) a completed Internal Revenue Service Form 8023 with respect to the stock of the Company and the Subsidiary (and any similar forms under state and local Law), executed by Buyer;

(d) an agreement by Buyer to assume Seller’s obligation under Section 2(b) under that certain Acknowledgement and Agreement, dated July 2, 2009, by and among Buyer and Rick and Karen Tomsic; and

(e) all other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Seller reasonably requests.

12.	TERMINATION

12.1. General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:

(a) by the written agreement of Seller and Buyer; or

(b) by Seller or Buyer if the Closing shall not have occurred on or prior to October 31, 2012 or such other date as the Parties agree in writing; provided, however, that if a Party seeking termination pursuant to this Section 12.1(b) is in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the conditions set forth in Article 8 or Article 9 (as applicable), then that Party may not terminate this Agreement pursuant to this Section 12.1(b); or

(c) by Seller or Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of transactions hereby and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to a Party if such Order or other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(d) at the election of Seller, provided that Seller is not in material breach of this Agreement, if there is a breach in any material respect on the part of Buyer of any representation, warranty, covenant or agreement in this Agreement, which breach has not been cured (if capable of cure) within 30 days’ written notice to Buyer of such breach; or

(e) at the election of Buyer, provided that Buyer is not in material breach of this Agreement, if there is a breach in any material respect on the part of Seller of any representation, warranty, covenant or agreement in this Agreement, which breach has not been cured (if capable of cure) within 30 days’ written notice to Seller of such breach.

12.2. Post-Termination Obligations. To terminate this Agreement as provided in Section 12.1(b), (c), (d) or (e), the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 13.8:

(a) the transactions contemplated hereby shall be terminated, without further action by any Party; and

(b) all information relating to the Company, the Business or the transactions contemplated hereby received or accumulated by Buyer or its representatives shall be treated as “Evaluation Material” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.

12.3. No Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 12.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties, except that the respective obligations of the Parties under the last sentence of Section 6.1 and the provisions of Section 12.2 and Article 13 (and the Confidentiality Agreement) shall remain in full force and effect; provided, however, that termination of this Agreement pursuant to Sections 12.1(d) or 12.1(e) shall not in any way limit or restrict the rights or remedies of any Party, as provided under this Agreement, against any other Party that has breached this Agreement prior to the termination hereof.

13.	MISCELLANEOUS

13.1. Publicity. The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may, in the reasonable judgment of the releasing Party, be required by Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed, in which case the Party required to make the release or announcement shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Seller and its Affiliates may make such announcements to their respective employees. Notwithstanding the foregoing, Seller and Buyer may each issue a press release on the Closing Date, provided that the Party issuing the release shall obtain the other Party’s approval of the release prior to its issuance (which approval shall not be unreasonably withheld, conditioned or delayed). The Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

13.2. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Confidentiality Agreement and that certain letter agreement by and between Seller and Buyer of even date herewith supersede all prior agreements, and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. There have been and are no representations, warranties, covenants or other agreements between the Parties other than those set forth in this Agreement.

13.3. Assignment. Neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided, however, that Seller and Buyer may, without consent, assign to any of its Affiliates its rights and obligations under this Agreement, provided Seller or Buyer, as the case may be, (or its successor) shall nevertheless remain liable for its obligations under this Agreement. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

13.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THEREOF.

13.5. Consent to Jurisdiction; Waiver of Jury Trial. Except as set forth in Section 2.3, each Party to this Agreement hereby irrevocably agrees that any action or proceeding relating to, arising under or involving the subject matter of this Agreement, or other documents related to this Agreement, shall only be instituted in the federal or state courts located in Wilmington, Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 13.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

13.6. Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.

13.7. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.8. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight courier service as follows:

(a)	If to Buyer, to:

GAIN Capital Group, LLC

Bedminster One

135 U.S. Highway 202/206, Suite 11

Bedminster, NJ 07921

Attention:           Diego Rotsztain

                            Executive Vice President,

                            General Counsel and Secretary

Facsimile:          (866) 861-1673

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:           Leonard Kreynin

Facsimile:           (212) 701-5937

(b)	If to Seller, to:

optionsXpress Holdings, Inc.

c/o

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:           Joseph R. Martinetto,

                           Executive Vice President

                            and Chief Financial Officer

Facsimile:          (415) 667-9731

and

optionsXpress Holdings, Inc.

c/o

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:           Carrie E. Dwyer,

                            Executive Vice President, Corporate Oversight

                            and General Counsel

Facsimile:          (415) 667-9814

with a copy to:

Foley & Lardner LLP

321 North Clark Street

Suite 2800

Chicago, IL 60654

Attention:           Edwin D. Mason

Facsimile:          (312) 832-4700

or to such other Person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

13.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, except to the extent expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated hereby, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Party or any Affiliate of such Party.

13.10. Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on each other Schedule to this Agreement to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable thereto. The Schedules and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The Schedules to this Agreement are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed in the Schedules to this Agreement shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and no disclosure in the Schedules to this Agreement relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References in any Schedules to this Agreement to any Contract, Benefit Plan, Order, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Buyer and its representatives. After the date hereof and prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules to this Agreement to reflect changes or developments arising in the ordinary course of business of the Company prior to the Closing in compliance with Section 6.2. Upon delivery of any such supplements, modifications or updates, the Schedules to this Agreement shall be deemed amended for all purposes of this Agreement; provided, however, that, solely for purposes of determining whether the condition set forth in Section 8.1 is satisfied, the Schedules to this Agreement shall be deemed to include only the information contained in the Schedules to this Agreement as of the date of this Agreement. Subject to the foregoing, Seller’s right to supplement, modify or update the Schedules to this Agreement shall include the right to add new Schedules to this Agreement that qualify representations and warranties set forth in Articles 3 and 4 that do not currently reference any Schedule to this Agreement. In that event, the applicable representations and warranties set forth in Articles 3 and 4 shall be deemed modified to refer to, and to be subject to, the qualifications set forth in such new Schedules to this Agreement.

13.11. Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole (c) the term “knowledge” when used in the phrases “to the knowledge of Seller” or “Seller has no knowledge” or words of similar import shall mean, and shall be limited to, the knowledge of the individuals listed in Exhibit 13.11 and shall include only their actual present knowledge in their respective capacities with Seller, the Company and/or the Subsidiary, after reasonable inquiry of the respective individual with primary knowledge of the relevant matters, and (d) references to “$” refer to United States Dollars. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

13.12. Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company) agrees that, notwithstanding any current or prior representation of the Company and the Subsidiary by Foley & Lardner LLP, Foley & Lardner LLP shall be allowed to represent Seller and each of its Affiliates in any matters and disputes adverse to Buyer, the Company and/or the Subsidiary that either are existing on the date hereof or arise in the future and relate to this Agreement and the transactions contemplated hereby. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiary) hereby (a) waives any claim that Buyer, the Company or the Subsidiary has or may have that Foley & Lardner LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, if a dispute arises after the Closing between Buyer, the Company or the Subsidiary and Seller or any of its Affiliates, then Foley & Lardner LLP may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer, the Company and/or the Subsidiary and even though Foley & Lardner LLP may have represented the Company and the Subsidiary in a matter substantially related to such dispute or may be handling ongoing matters for Buyer, the Company and/or the Subsidiary. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiary), also agrees that, as to all communications between or among Foley & Lardner LLP and Seller, the Company, the Subsidiary and/or any of their respective Affiliates that relate in any way to the transactions contemplated hereby and occur prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or the Subsidiary. Notwithstanding the

foregoing, if a dispute arises between Buyer, the Company or the Subsidiary and a third party other than Seller or an Affiliate of Seller after the Closing, then the Company or the Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Foley & Lardner LLP; provided, however, that the Company or the Subsidiary may not waive such privilege without the prior written consent of Seller.

13.13. Non-Recourse. This Agreement may be enforced only against the named parties hereto. Following the Closing, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto and (b) neither any past, present or future Affiliate nor any past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of Seller or any of its Affiliates (including any Person negotiating or executing this Agreement on behalf of a Party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement.

13.14. Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15. Definitions. For purposes of this Agreement, the term:

“Accounting Referee” shall have the meaning set forth in Section 7.6(b).

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall have the meaning set forth in the preamble of this Purchase Agreement.

“Allocation Statement” shall have the meaning set forth in Section 7.6(b).

“Benefit Plans” shall have the meaning set forth in Section 4.16(a).

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 10.1(a).

“Closing” shall have the meaning set forth in Section 11.1.

“Closing Date” shall have the meaning set forth in Section 11.1.

“Closing Statement Dispute” shall have the meaning set forth in Section 2.3(d)(i).

“Closing Statement Objection” shall have the meaning set forth in Section 2.3(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” shall have the meaning set forth in the recitals of this Agreement.

“Company Plan” shall have the meaning set forth in Section 4.16(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.1.

“Contract” shall mean any written indenture, mortgage, deed of trust, lease, contract or other binding agreement.

“Covered Tax” means any (A) Tax of the Company or the Subsidiary described in clause (i) of the definition of Tax to the extent attributable to a Pre-Closing Period, except to the extent such Tax is included as a liability on the Final Closing Statement, (B) Tax of any other Person described in clause (ii) or (iii) of the definition of Tax, (C) Tax of the Company or the Subsidiary resulting from a breach by Seller of any representation, covenant or agreement contained herein, (D) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement and (E) Section 338 Tax.

“CPA Firm” shall have the meaning set forth in Section 2.3(d)(ii).

“Current Assets” shall mean those assets of the Company consisting of the following line items of the Recent Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be: (a) Cash and cash equivalents, (b) Cash and investments segregated (for regulatory purposes), (c) Receivables from brokers, dealers, and clearing organizations and (d) Receivables from brokerage clients, (e) Intercompany receivables, and (f) Other assets, but excluding any loss or deduction resulting directly or indirectly from any Section 338(h)(10) Elections, any provision for deferred Tax assets and any income tax receivables.

“Current Employees” shall mean all employees of the Company and the Subsidiary as of the Closing Date.

“Current Liabilities” shall mean those liabilities of the Company consisting of the following line items of the Recent Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be: (a) Payables to brokerage clients, (b) Accrued expenses and other liabilities, and (c) Intercompany payables, but excluding any Section 338 Tax, any provision for deferred Tax liabilities and income tax payables.

“Effective Time” shall mean the close of business on the Closing Date.

“Environmental Laws” shall mean all Laws regarding protection of the environment and human health, including those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“ERISA” shall have the meaning set forth in Section 4.16(a).

“Final Closing Statement” shall mean: (i) the Preliminary Closing Statement if Seller does not provide a Closing Statement Objection to Buyer during the 30-day period specified in Section 2.3(b); (ii) the Preliminary Closing Statement, adjusted in accordance with the Closing Statement Objection, if Buyer does not provide Seller with a written notice of disagreement in response to the Closing Statement Objection within the 30-day period specified in Section 2.3(c); or (iii) the Preliminary Closing Statement, as adjusted by (A) the written agreement of Seller and Buyer and/or (B) the CPA Firm in accordance with Section 2.3(d)(ii).

“Former Employee” shall mean an individual, other than a Current Employee, who was an employee of the Company or the Subsidiary, or any of their respective predecessors at the time that he or she last terminated employment with the Company, the Subsidiary or any of Seller’s other Affiliates (or their respective predecessors).

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“General Developments” shall mean (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any national or international calamity, (e) any developments or occurrences relating to or affecting the industries or geographic areas in which the Company or the Subsidiary operates, or (f) any changes in or interpretations of any Law or GAAP occurring after the date of this Agreement but excluding, in each of the cases described in subclauses (a)-(e) above, any effect to the extent arising from a development, occurrence or circumstance that has a materially disproportionately impact on the financial condition or results of operations of the Company and the Subsidiary, taken as a whole, relative to similarly situated companies principally engaged in the industries in which the Company or the Subsidiary conducts the Business.

“Governmental Entity” shall mean any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other (including national antitrust authorities that have jurisdiction to review the transactions contemplated hereby).

“Indemnification Notice” shall have the meaning set forth in Section 10.3.

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interests” shall have the meaning set forth in the recitals to this Agreement.

“Interim Period” shall mean any taxable year or period commencing on or prior to the Closing Date and ending after the Closing Date.

“Law” shall mean any federal, state, local, foreign or other statute, ordinance, rule or regulation.

“LIBOR Rate” shall mean the interest rate per annum equal to the three-month London Inter-Bank Offer Rate as published in The Wall Street Journal, Eastern Edition, in effect on the Business Day immediately preceding the date of payment.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary, or for which the Company or the Subsidiary has obtained a covenant not to sue.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“Loss” shall mean (a) all debts, liabilities and obligations owed to or at the behest of any other Person, (b) all losses, damages, judgments, awards, penalties and settlements, to the extent reasonably foreseeable, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments and (d) all reasonable out-of-pocket costs and expenses (including interest, court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing, but excluding any punitive damages, other than punitive damages owed to third parties.

“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition or results of operations of the Company or the Subsidiary, taken as a whole or (b) an event that prevents Seller from consummating the transactions contemplated hereby. Notwithstanding the foregoing, (i) General Developments and Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (ii) no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any General Developments or Transaction Developments shall be taken into account in determining whether there has been a Material Adverse Effect or in determining the scope of a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 4.15.

“Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities as reflected on the Preliminary Closing Statement or the Final Closing Statement, all in accordance with Section 2.3. Exhibit 13.15 is attached for illustrative purposes as an example of the calculation of Net Working Capital. For the avoidance of doubt, Net Working Capital shall include, on a net basis, those funds included in the “Cash and Investments Segregated” line item on the Preliminary Closing Statement or the Final Closing Statement in excess of the amount required to be segregated and secured in compliance with federal regulations as of the Closing Date.

“Orders” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or the Subsidiary that are material to the conduct of the business of the Company and the Subsidiary as currently conducted.

“Party” or “Parties” shall mean Seller and/or Buyer, as the case may be.

“Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (b) Liens arising from or created by municipal and zoning ordinances, (c) Liens arising out of work performed, services provided or materials delivered that are not reflected in the public records and that arise in the ordinary course of business and (d) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, limited liability partnership, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Post-Closing Period” shall mean any taxable year or period that begins after the Closing Date and, with respect to any Interim Period, the portion of such Interim Period commencing just after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period ending on and including the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Recent Balance Sheet” shall have the meaning set forth in Section 4.6.

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Section 338(h)(10) Elections” shall have the meaning set forth in Section 7.6(a).

“Section 338 Tax” means any Tax resulting directly or indirectly from any Section 338(h)(10) Elections.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Names” shall have the meaning set forth in Section 7.3.

“Shares” shall have the meaning set forth in the recitals of this Agreement.

“Subsidiary” shall have the meaning set forth in the recitals of this Agreement.

“Tax Data” shall have the meaning set forth in Section 7.6(i).

“Tax Documentation” shall have the meaning set forth in Section 7.6(i).

“Tax Proceeding” shall have the meaning set forth in Section 7.6(g).

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Taxes” shall mean (i) any and all federal, state, local, foreign or other taxes or other like assessments or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto or with respect to any filing or reporting requirements related thereto), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; provided, however, that “Taxes” shall not include any utility (e.g., water or sewer) charges or fees, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or the Subsidiary, liability for the payment of any amount of the type described in clause (i) of any Person other than the Company or the Subsidiary as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or the Subsidiary to a taxing authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or the Subsidiary for the payment of any amount of the type described in clause (i) above as a result of being party to any agreement or arrangement (whether or not written), entered into prior to the Closing, that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

“Third Party Claim” shall have the meaning set forth in Section 10.4(a).

“Transaction Developments” shall mean (a) any acts or omissions of Buyer in violation of this Agreement prior to the Closing Date, (b) any acts or omissions contemplated by this Agreement, (c) the announcement by Seller or Buyer of its execution and delivery of this Agreement and/or (d) any acts or omissions taken at the written request, or with the written approval, of Buyer.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Stock Purchase Agreement as of the day and year first written above.

OPTIONSXPRESS HOLDINGS, INC.

By:	/s/: Joseph Vietri
Name:	Joseph Vietri
Title:	Chief Executive Officer

GAIN CAPITAL GROUP, LLC

By:	/s/: Glenn Stevens
Name:	Glenn Stevens
Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]